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Registration No.  333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UFP TECHNOLOGIES, INC.

(Exact name of issuer as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	04-2314970 (I.R.S. Employer Identification Number)
172 East Main Street, Georgetown, Massachusetts (Address of principal executive offices)	01833 (zip code)

UFP TECHNOLOGIES, INC.
2003 EQUITY INCENTIVE PLAN
(Full title of the plan)

R. Jeffrey Bailly
UFP TECHNOLOGIES, INC.
172 East Main Street
Georgetown, Massachusetts 01833
(978) 352-2200

Copies to:

Patrick J. Kinney, Jr., Esq.
Lynch, Brewer, Hoffman & Fink, LLP
101 Federal Street
Boston, Massachusetts 02110
(617) 951-0800
 (Name, address and telephone number of agent for service)

        Approximate date of Commencement of Sale pursuant to the plans: Upon issuance of shares or other Stock Rights under the Plan.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $.01 par value	500,000	$1.15	$575,000	$46.52

(1)
The registration statement also includes an indeterminable number of additional shares that may become issuable as a result of the antidilution provisions of the Plan.

(2)
Estimated pursuant to Rule 457 solely for the purpose of calculating the amount of the registration fee based on the closing sales price of securities of the same class, as reported on the Nasdaq Stock Market, on June 18, 2003.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        Certain important information is set forth in certain reports or statements filed by UFP Technologies, Inc. (the "Company") with the Commission. The reports or documents listed below are incorporated herein by reference:

        (a) the Company's Annual Report on Form 10-K for the year ended December 31, 2002 (which incorporates by reference certain portions of the Company's Proxy Statement for the Company's 2003 Annual Meeting of Stockholders held on June 4, 2003);

        (b) the Company's Proxy Statement for the Company's 2003 Annual Meeting of Stockholders held on June 4, 2003;

        (c) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

        (d) all reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for periods since March 31, 2003; and

        (e) the information set forth under "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A dated December 6, 1993 as amended on December 8, 1993 (File No. 1-12648) which incorporates by reference the description of the Company's securities contained in the Company's Registration Statement on Form S-1 (File No. 33-70912).

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

        As previously disclosed in the Company's Form 8-K's filed on June 18, 2002 and June 25, 2002, the Company dismissed Arthur Andersen LLP as its independent public accountants and appointed PricewaterhouseCoopers LLP to replace Arthur Andersen LLP as its independent public accountants. Arthur Andersen LLP subsequently announced the closure of its Boston, Massachusetts office and the cessation of its auditing business. Due to these events, after reasonable efforts, the Company has been unable to obtain Arthur Andersen LLP's written consent to include Arthur Andersen LLP's reports on the Company's financial statements which are incorporated by reference into this registration statement. Under these circumstances, this registration statement is permitted to be filed without a written consent from Arthur Andersen LLP in accordance with Rule 437a of the Securities Act of 1933, as amended (the "Securities Act"). The absence of this consent may limit recovery against Arthur Andersen LLP under Section 11 of the Securities Act. In addition, as a practical matter, the ability of Arthur Andersen LLP to satisfy any claims (including claims arising from Arthur Andersen LLP's provision of auditing and other services to the Company and Arthur Andersen LLP's other clients) may be limited due to the recent events regarding Arthur Andersen LLP.

Item 4. DESCRIPTION OF SECURITIES.

        Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Lynch, Brewer, Hoffman & Fink, LLP, 101 Federal Street, Boston, Massachusetts 02110, has rendered its opinion to the Company that shares included in this offering will, when sold in accordance with the terms of the Plans, be legally issued, fully paid and non-assessable. Owen B. Lynch, a partner of Lynch, Brewer, Hoffman & Fink, LLP, is an Assistant Secretary of the Company.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Company's charter and by-laws provide that the Company may indemnify all persons whom it shall have power to indemnify to the full extent permitted by state law. Under Delaware law, a director, officer, employee or agent who has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred. In other circumstances, a director, officer, employee or agent of the Company may be indemnified against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred if he/she acted in good faith and has not been adjudged to have derived an improper personal benefit from the transaction or occurrence forming the basis for such settlement. The Company has entered into indemnification agreements with each of its directors and anticipates that it will enter into similar arrangements with any future directors. The Company may also enter into similar agreements with certain of the Company's officers who are not also directors. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification of directors. The Company's charter further provides that directors are not liable for monetary damages for certain violations of their duty of care.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not Applicable

Item 8. EXHIBITS.

4.1	Certificate of Incorporation of the Company, as amended, [incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (File No. 1-12648)]
4.2	By-laws of the Company [incorporated herein by reference to the Company's Registration Statement on Form S-1(File No. 33-70912)],
4.3	Specimen Stock Certificate [incorporated by reference to the Company's Registration Statement on Form S-1(File No. 33-70912)].
4.4	2003 Equity Incentive Plan [incorporated herein by reference to the Company's 2003 Annual Proxy Statement]
5	Opinion of Lynch, Brewer, Hoffman & Fink, LLP
23.1	Consent of Lynch, Brewer, Hoffman & Fink, LLP (included in Exhibit 5)
23.2	Consent of PricewaterhouseCoopers LLP

23.3
Due to the closure of Arthur Andersen LLP's Boston office, and the cessation of its operations, after reasonable efforts, the Company was unable to obtain the written consent of Arthur Andersen LLP to incorporate by reference its report dated February 22, 2002.
24	Power of Attorney (included in signature page)

Item 9. UNDERTAKINGS.

        A. The Company hereby undertakes:

        (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement, or any material change to such information in the registration statement; provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan.

        B. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and had duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Georgetown, Massachusetts, on this 19th day of June, 2003.

UFP TECHNOLOGIES, INC.
By:	/s/ R. JEFFREY BAILLY R. Jeffrey Bailly President and Chief Executive Officer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. By so signing, each of the undersigned, in his capacity as a director or officer or both, as the case may be, does hereby appoint R. Jeffrey Bailly, Ronald J. Lataille and Patrick J. Kinney, Jr., and each of them singly, his lawful attorney to execute in his name, place and stead, any and all amendments and supplements to this Registration Statement and all instruments necessary or incidental in connection therewith, and to file the same with the Commission or any applicable state securities administrator. Said attorney shall have the full powers and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises as fully, and to all intents and purposes, as each of the undersigned might do in person, hereby ratifying and approving the acts of such attorney.

        Executed under seal as of the date(s) set forth below.

Signature	Title	Date

/s/ R. JEFFREY BAILLY R. Jeffrey Bailly	President, Chief Executive Officer, Director (principal executive officer)	June 19, 2003
/s/ NAME GOES HERE Ronald J. Lataille	Vice President, Chief Financial Officer (principal accounting officer)	June 19, 2003
/s/ RICHARD L. BAILLY Richard L. Bailly	Director	June 19, 2003
/s/ WILLIAM C. CURRY William C. Curry	Director	June 19, 2003

/s/ DAVID B. GOULD David B. Gould	Director	June 19, 2003
/s/ WILLIAM H. SHAW William H. Shaw	Director	June 19, 2003
/s/ PETER R. WORRELL Peter R. Worrell	Director	June 19, 2003

EXHIBIT INDEX

Exhibit Number	Description
4.1	Certificate of Incorporation of the Company, as amended, [incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (File No. 1-12648)]
4.2	By-laws of the Company [incorporated herein by reference to the Company's Registration Statement on Form S-1(File No. 33-70912)],
4.3	Specimen Stock Certificate [incorporated by reference to the Company's Registration Statement on Form S-1(File No. 33-70912)].
4.4	2003 Equity Incentive Plan [incorporated herein by reference to the Company's 2003 Annual Proxy Statement]
5	Opinion of Lynch, Brewer, Hoffman & Fink, LLP
23.1	Consent of Lynch, Brewer, Hoffman & Fink, LLP (included in Exhibit 5)
23.2	Consent of PricewaterhouseCoopers LLP
23.3
Due to the closure of Arthur Andersen LLP's Boston office, and the cessation of its operations, after reasonable efforts, the Company was unable to obtain the written consent of Arthur Andersen LLP to incorporate by reference its report dated February 22, 2002.
24	Power of Attorney (included in signature page)

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PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX